Exhibit 99.1

News Release

Contact:	Stephen Allison
Gensym Corporation
781-265-7100

Gensym Announces Management Changes

Burlington, Mass. – August 3, 2006 – Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of rule engine software for mission-critical solutions, today announced that Robert B. Ashton, a member of Gensym’s board of directors, has been appointed as Gensym’s interim president and chief executive officer, replacing Lowell B. Hawkinson in those capacities. Mr. Hawkinson has resigned as Gensym’s chairman, president and chief executive officer and from Gensym’s board of directors. Mr. Ashton said that the Company is actively seeking a new president and chief executive officer to lead Gensym forward.

Gensym also announced that David A. Smith has been appointed as Gensym’s chairman of the board of directors. Mr. Smith has been a member of Gensym’s board since 2004.

“We want to thank Lowell for his many years of service to Gensym and we wish him well in his future endeavors,” said Mr. Ashton.

Mr. Ashton, who will also continue as a member of Gensym’s board, has more than 25 years of experience in the software industry. Since 1995, he has been a private investor in private and public technology companies. Prior to 1995, he founded two database utility companies, Bridge Technology, which was sold to Peregrine Systems, and DB View, which was sold to VM Software.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

Gensym and G2 are registered trademarks of Gensym Corporation.

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